Exhibit 99.18

CONFIDENTIAL

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 14, 2013, by and among T. Boone Pickens (“TBP”) and Green Energy Investment Holdings LLC (“GEIH”), a Delaware limited liability company (each, a “Buyer” and collectively, the “Buyers”), Chesapeake NG Ventures Corporation, an Oklahoma corporation (the “Seller”), Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), and solely for the purposes of Section 4, Clean Energy Fuels Corp., a Delaware corporation (the “Company”).

RECITALS

A. The Company has previously issued a Convertible Promissory Note on July 11, 2011 for the principal amount of $50 million and bearing an interest rate of 7.5% (the “First Tranche Note”), and a Convertible Promissory Note on July 10, 2012 for the principal amount of $50 million and bearing an interest rate of 7.5% (the “Second Tranche Note,” and collectively with the First Tranche Note, the “Convertible Notes”) pursuant to the Loan Agreement between the Company, the Seller, and Chesapeake dated as of July 11, 2011 (as amended (including the Amendment to Loan Agreement dated July 20, 2011), the “Existing Loan Agreement”), which Existing Loan Agreement provides for the obligation of the Seller to advance, on June 28, 2013, $50 million to the Company under a Convertible Promissory Note bearing an interest rate of 7.5% to be issued at par (the “Third Tranche Funding Obligation”).

B. The Seller and the Company are party to a Registration Rights Agreement dated as of July 11, 2011 (as amended, the “Existing Registration Rights Agreement” and, collectively with the Existing Loan Agreement, the “Assigned Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Purchase and Sale.

(a) Purchase of Convertible Notes. Upon the terms and subject to the conditions of this Agreement, each Buyer severally agrees to purchase the Convertible Notes, and the Seller agrees to sell and deliver the Convertible Notes to the respective Buyers in the denominations and for the purchase prices reflected on Exhibit A hereto, for an aggregate purchase price of $85,000,000 (the “Purchase Price”).

(b) Assignment and Assumption of Rights and Obligations of the Seller under the Assigned Agreements. The Seller hereby assigns to the Buyers all of its right, title and interest to and under each of the Assigned Agreements. Each Buyer hereby severally assumes all of the obligations of the Seller under the Assigned Agreements arising on and after the date hereof including, without limitation, the obligation to fund, in the amounts set forth on Exhibit A hereto, the Third Tranche Funding Obligation.

(c) Payment; Deliverables. Concurrently with the execution of this Agreement, (a) each Buyer shall deliver to the Seller an amount equal to its share of the Purchase Price in immediately available funds; and (b) the Seller shall deliver the Convertible Notes to the Company for cancellation and reissuance to the Buyers in accordance with the amounts set forth on Exhibit A hereto.

(d) The Seller and each Buyer acknowledges that (i) the transactions contemplated by this Agreement have been negotiated on an arm’s-length basis solely between the Seller and the Buyers and (ii) the Company’s involvement in the transactions contemplated by this Agreement has been limited to providing certain Company information to the Seller and the Buyers and agreeing to join this Agreement solely for the purposes of Section 4.

2. Representations and Warranties of the Seller. The Seller hereby represents and warrants to each Buyer that:

(a) Authority; Title. The Seller: (i) is the record and beneficial owner of the Convertible Notes free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case, that would impair or adversely affect the Seller’s ability to perform its obligations under this Agreement, other than those encumbrances that exist pursuant to securities laws or the Assigned Agreements; and (ii) has, or will have upon the Company’s execution of this Agreement, all necessary consents and approvals, and has full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) No Conflicts. The execution and delivery of this Agreement and the performance by the Seller of the Seller’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Seller is a party or by which the Seller (or any of the Seller’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect the Seller’s ability to perform its obligations under this Agreement or render inaccurate any of the representations made by the Seller herein.

(c) Validity of Assigned Agreements. As of the date hereof, each Assigned Agreement (i) is valid and binding on the Seller and, to the knowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) the Seller is not in breach of, or default under, any Assigned Agreement.

(d) Access to Information. The Seller has been afforded access to information about the Company and the financial condition, results of operations, business, property and management which it has deemed sufficient to enable it to evaluate its investment in the

Convertible Notes, the Seller and its advisors have been afforded the opportunity to ask questions of the Company, and the Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its sale of the Convertible Notes.

(e) Non-reliance. The Seller has independently evaluated the merits of its decision to sell the Convertible Notes pursuant to this Agreement, and has not relied on the advice of any Buyer or the Company or of any of their respective representatives in making such decision. The Seller acknowledges that the Buyers may currently possess, or may be deemed to possess, non-public information with respect to the Convertible Notes. The Seller waives its right to assert and releases any claims it may have against the Buyers or the Company for non-disclosure of the nonpublic information.

3. Representations, Warranties and Covenants of the Buyers. Each Buyer hereby severally represents and warrants to the Seller as follows:

(a) Authority. Such Buyer, as of the date hereof, has all necessary consents and approvals, and full power and authority, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Buyer and constitutes a valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) No Conflicts. The execution and delivery of this Agreement and the performance by such Buyer of such Buyer’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Buyer is a party or by which such Buyer (or any of such Buyer’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect such Buyer’s ability to perform its obligations under this Agreement or render inaccurate any of the representations made by such Buyer herein.

(c) Access to Information. Such Buyer has been afforded access to information about the Company and the financial condition, results of operations, business, property and management which it has deemed sufficient to enable it to evaluate its investment in the Convertible Notes, such Buyer and its advisors have been afforded the opportunity to ask questions of the Company, and such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its purchase of the Convertible Notes.

(d) Non-reliance. Such Buyer has independently evaluated the merits of its decision to purchase the Convertible Notes pursuant to this Agreement, and has not relied on the advice of the Seller or the Company or any of their respective representatives in making such decision.

4. Covenants of the Company.

(a) Consent of the Company. The Company hereby grants its consent to (i) the transfer of the Convertible Notes from the Seller to the Buyers in accordance with the terms hereof; (ii) the assignment of the Seller’s right, title and interest to and under the Assigned Agreements to the Buyers; and (iii) the several assumption by the Buyers of all of the obligations of the Seller under the Assigned Agreements arising on and after the date hereof including, without limitation, the obligation to fund, in the amounts set forth on Exhibit A hereto, the Third Tranche Funding Obligation.

(b) Replacement Notes. The Company hereby agrees to (i) accept the Convertible Notes from the Seller for cancellation and (ii) reissue to the Buyers replacement notes with the face amounts set forth on Exhibit A hereto in accordance with the terms of the Amended and Restated Loan Agreements.

(c) June 30, 2013 Interest Payment. The Company hereby agrees to make the June 30, 2013 cash interest payment in respect of the Convertible Notes as follows: (i) interest accrued from the March 31, 2013 Interest Payment Date through and including the date hereof shall be paid to Seller and (ii) interest accruing after the date hereof through and including the June 30, 2013 Interest Payment Date shall be paid to Buyers in accordance with Exhibit B hereto. Interest accruing thereafter shall be paid in accordance with the terms of the Amended and Restated Loan Agreements and the replacement notes issued concurrently herewith pursuant to Section 4(b) of this Agreement in the amounts set forth on Exhibit A hereto.

(d) Release of Seller and Guaranty. The Company hereby releases (i) the Seller from any and all obligations under the Assigned Agreements arising on and after the date hereof including, without limitation, the obligation to fund, in the amounts set forth on Exhibit A hereto, the Third Tranche Funding Obligation and (ii) Chesapeake from its obligations under the Guaranty (as defined in the Existing Loan Agreement).

5. Miscellaneous Provisions.

(a) Certain Definitions. Unless otherwise expressly provided herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Existing Loan Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Amended and Restated Loan Agreements” means those certain loan agreements by and between the Company and each Buyer of even date herewith.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in Los Angeles, California are authorized or required by applicable Law to be closed.

“Governmental Authority” means any United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

(b) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by the parties hereto.

(c) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the matters discussed herein and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(e) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the United States District Court for the District of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such courts.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of such parties without the prior written consent of the other parties, except that any party hereto may assign this Agreement, and its respective rights, interests, and obligations hereunder to any affiliate of such party without the consent of any other party hereto upon written notice to the other parties hereto. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(h) No Third-party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto), any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the parties will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(j) Further Assurances. From time to time after the date hereof, and for no further consideration, each of the parties shall execute, acknowledge, and deliver such assignments, transfers, consents, assumptions, and other documents and instruments, and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

(k) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e mail, upon written confirmation of receipt by facsimile, e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

Clean Energy Fuels Corp.

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740

Tel: (562) 493-2804

Fax: (562) 493-4956

Attn: J. Nathan Jensen, Vice President and General Counsel

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

Tel: (858) 720-5100

Fax: (858) 720-5125

Attn: Steven G. Rowles

(ii)	if to the Seller, to:

Chesapeake NG Ventures Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Tel: (405) 935-6125

Fax: (405) 849-6125

Attn: Nick Dell’Osso, Executive Vice President

and Chief Financial Officer

with a copy (which will not constitute notice) to:

Commercial Law Group, P.C.

5520 North Francis Avenue

Oklahoma City, Oklahoma 73118

Tel: (405) 232-3001

Fax: (405) 232-5553

Attn: Ray Lees

(iii)	if to a Buyer, to both Buyers as follows:

Green Energy Investment Holdings LLC

c/o Leonard Green and Partners

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, California 90025

Tel: (310) 954-0444

Fax: (310) 954-0404

Attn: Usama N. Cortas

and

T. Boone Pickens

c/o Drew A. Campbell

8117 Preston Road, Suite 260

Dallas, Texas 75225

Tel: (214) 265-4165

Fax: (214) 750-9773

with copies (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue; Suite 4400

Los Angeles, California 90071

Tel: (213) 229-7986

Fax: (213) 229-6986

Attn: Jennifer Bellah Maguire

and

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002-4995

Tel: (713) 229-1475

Fax: (713) 229-7775

Attn: Stephen Massad

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signatures pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(m) Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(n) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(o) Legal Representation. This Agreement was negotiated by each party hereto with the benefit of such party’s legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

BUYERS:

GREEN ENERGY INVESTMENT HOLDINGS LLC

By:	Leonard Green & Partners, L.P.
a Delaware limited partnership
its manager

	By:	LGP Management, Inc.
a Delaware corporation
its general partner

		By:	/s/ John G. Danhakl
John G. Danhakl
Executive Vice President
and Managing Partner

[Signature Page to Note Purchase Agreement]

/s/ Boone Pickens
Boone Pickens

[Signature Page to Note Purchase Agreement]

SELLER:

CHESAPEAKE NG VENTURES CORPORATION

By:	/s/ Domenic J. Dell’Osso
Domenic J. Dell’Osso, Jr.
Executive Vice President and Chief
Financial Officer

CHESAPEAKE:

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Domenic J. Dell’Osso
Domenic J. Dell’Osso, Jr.
Executive Vice President and Chief
Financial Officer

[Signature Page to Note Purchase Agreement]

COMPANY:

CLEAN ENERGY FUELS CORP. (Solely with respect to Section 4)

By:	/s/ Richard R. Wheeler
Richard R. Wheeler
Chief Financial Officer

[Signature Page to Note Purchase Agreement]

Exhibit A

Purchase of Convertible Notes

Buyer	First Tranche Note Purchase Price	Second Tranche Note Purchase Price	Total Purchase Price
Green Energy Investment Holdings LLC	$21,250,000	$21,250,000	$42,500,000
T. Boone Pickens	$21,250,000	$21,250,000	$42,500,000

Totals:	$42,500,000	$42,500,000	$85,000,000

Issuance of Replacement Notes

Buyer	First Tranche Note Face Amount	Second Tranche Note Face Amount	Total Face Amount
Green Energy Investment Holdings LLC	$25,000,000	$25,000,000	$50,000,000
T. Boone Pickens	$25,000,000	$25,000,000	$50,000,000

Totals:	$50,000,000	$50,000,000	$100,000,000

Third Tranche Funding Obligation

Buyer	Third Tranche Note Funding Obligation	Third Tranche Note Face Amount
Green Energy Investment Holdings LLC	$35,000,000	$35,000,000
T. Boone Pickens	$15,000,000	$15,000,000

Totals:	$50,000,000	$50,000,000

[Exhibit A to Note Purchase Agreement]